Exhibit 99.1

For Immediate Release

AVI BioPharma Announces Hepatitis C Virus License Agreement With Chiron

AVI Contact:
AVI BioPharma, Inc.
Michael Hubbard (hubbard@avibio.com)
(503) 227-0554

Investor Contacts:
Lippert/Heilshorn & Associates Inc.
Bruce Voss (bvoss@lhai.com)
Jody Cain (jcain@lhai.com)
(310) 691-7100

Press Contact:
Waggener Edstrom Worldwide
Bioscience and Healthcare Practice
Jenny Moede (jmoede@WaggenerEdstrom.com)
(503) 443-7000

PORTLAND, Ore. — Jan. 27, 2006 — AVI BioPharma, Inc. (Nasdaq: AVII), today announced that it has entered into an agreement with Chiron Corp. granting AVI a nonexclusive license to Chiron’s patents and patent applications for the research, development and commercialization of antisense therapeutics against hepatitis C virus (HCV). Chiron scientists were the first to clone HCV, and the company has been granted more than 100 HCV—related patents.

The license further strengthens AVI’s patent position on its HCV antisense product candidates, which are already covered by issued U.S. patent claims. AVI’s lead NeuGene® antisense compound for HCV, AVI—4065, is currently being evaluated in a multicenter exploratory safety and efficacy clinical trial in the U.S. In conjunction with the license agreement, AVI will issue Chiron shares of AVI common stock as an initial license fee payment. Other financial terms of the agreement were not disclosed.

“This agreement with Chiron positions AVI to move forward in our HCV development program with confidence and clarity around intellectual property,” said Denis R. Burger, Ph.D., chief executive officer of AVI. “The addition of the HCV patents licensed from Chiron to AVI’s own patents provides a solid proprietary base in the HCV field for AVI and our eventual commercial partners.”

The multicenter clinical study currently underway is designed to assess the safety, tolerability, pharmacokinetics and viral response to daily subcutaneous administration of AVI—4065 among healthy volunteers and patients with chronic active HCV. AVI recently reported completion of the first phase of this study with favorable safety, tolerability and pharmacokinetic profiles and is now in the second efficacy phase of the program. Additional data are expected from this trial later in the first quarter.

The principal investigator of the clinical trial is Mark Holodniy, M.D., F.A.C.P., professor of medicine at Stanford University School of Medicine and director of the Department of Veterans Affairs Public Health Research & Consultation Program.

About Hepatitis C

Chronic HCV infection causes an inflammation of the liver that can result in the development of cirrhosis, liver cancer or liver failure. According to the World Health Organization, approximately 170 million people worldwide are chronically infected with HCV. It is the most common chronic blood—borne infection in the developed world and the leading cause of liver transplants in the U.S. The CDC estimates that approximately 3.9 million Americans have been infected with HCV, of whom 2.7 million are chronically infected.

The Hepatitis Foundation International estimates that between 8,000 and 10,000 people die annually in the U.S. from HCV—related cirrhosis or liver cancer. The current treatment for HCV, 24 to 48 weeks of therapy with pegylated interferon alpha and ribavirin, is successful in less than half of the patients infected with genotype 1 HCV, the most common form of the virus in the U.S. Furthermore, this treatment has numerous side effects, some of them severe, which makes it difficult for almost half of initially treated patients to tolerate the recommended dosages and duration of treatment.

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life—threatening diseases using third—generation NeuGene antisense drugs. AVI’s lead NeuGene antisense compound is designed to target cell proliferation disorders, including cardiovascular restenosis, cancer and polycystic kidney disease. In addition to targeting specific genes in the body, AVI’s antiviral program uses NeuGene antisense compounds to combat disease by targeting single—stranded RNA viruses, including West Nile virus, hepatitis C virus, dengue virus and Ebola virus. AVI has introduced a NeuGene—based exon—skipping technology called ESPRIT therapy. More information about AVI is available on the company’s Web site at www.avibio.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward—looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.